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                                                                 Exhibit (m)(10)

                                SMITH BARNEY INC.

                          MUTUAL FUND DEALER AGREEMENT

                         TO THE UNDERSIGNED DISTRIBUTOR:

Ladies and Gentlemen:

We understand that you are principal distributor of shares of certain mutual funds ("Funds") registered with the Securities and Exchange Commission under the Investment Company Act of 1940 ("1940 Act"). You desire that Smith Barney Inc. ("Smith Barney") act as a dealer with respect to the sale of Shares to its customers. In consideration of the mutual covenants stated below, you and Smith Barney agree as follows:

1. Purchase of Shares at Public Offering Price. Smith Barney will use such efforts to sell Shares as it in its sole discretion determines, and will not be required to sell any specified or minimum number of Shares of any Fund. Sales of Shares through Smith Barney will be at the public offering price of such Shares (the net asset value of the Shares plus any applicable sales charge), as determined in accordance with the then effective prospectus(es) and statement(s) of additional information used in connection with the offer and sale of the Shares (collectively, the "Prospectus"). The public offering price may reflect scheduled variations in or the elimination of sales charges on sales of Shares either generally to the public or in connection with special purchase plans, as described in the Prospectus. Smith Barney agrees to apply any scheduled variation in or waivers of sales charges uniformly to all customers meeting the qualifications therefor as specified in the Prospectus.

2. Rights of Accumulation and Letters of Intent. With respect to Funds sold with an initial sales charge, Smith Barney's customers will be entitled to reduced sales charges on purchases made under any letter of intent or right of accumulation described in the Prospectus. In such case, the concession from the public offering price retained by Smith Barney will be based upon such reduced sales charge; however, if a Smith Barney customer fails to fulfill a letter of intent, thereafter you will pay Smith Barney the amount required to reflect the appropriate concession based on the actual purchases made by the customer. When placing wire trades, Smith Barney agrees to advise you of any letter of intent executed by its customer or any available right of accumulation.

3. Exchanges and Redemptions. Exchanges of Shares between Funds and redemptions of Shares by a Fund or repurchases of Shares by you will be effected in the manner and upon the terms described in the Prospectus. Exchanges will be subject to such restrictions and charges as are provided for in the Prospectus. Redemptions and repurchases will be subject to any applicable contingent deferred sales charges, redemption fees or other charges as are provided for in the Prospectus. Any order placed by Smith Barney for the

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     repurchase or redemption of Shares is subject to the timely receipt by you or the pertinent Fund's transfer agent of all required documents in good order.

4. Handling and Receipt of Orders. The handling and settlement of purchase, exchange and redemption orders will be subject to the provisions of the Prospectus and such further procedures you and Smith Barney determine to be appropriate from time-to-time, consistent with this Agreement. Orders which Smith Barney receives prior to the close of business as defined in the Prospectus and placed with you within the applicable time frame set forth in or consistent with the Prospectus shall be executed at the public offering price next computed after they are received by Smith Barney. You will provide such assistance to Smith Barney in processing orders as Smith Barney reasonably requests. Smith Barney will be responsible for the accuracy, timeliness and completeness of purchase, redemption or exchange orders it transmits to you by wire or telephone. All orders shall be subject to your confirmation. Smith Barney shall purchase Shares on behalf of its customers only through you, and shall sell Shares on behalf of its customers only to you or the applicable fund or its redemption agent. No wire orders under $1000 may be placed for initial purchases. The Funds reserve the right, without prior notice, to suspend or withdraw the sale of Shares.

5. Shareholder Servicing. If you and Smith Barney agree, on an ongoing basis Smith Barney will provide shareholder servicing to its customers who maintain investments in Shares. In so doing, Smith Barney and its employees and representatives may provide the following services, among others: answer customer inquiries regarding the Funds and customer investments therein; assist customers in changing dividend options; answer questions about special investment and withdrawal plans, and assist customers in enrolling in such plans; distribute reports and materials relating to the Funds to customers; assist in the establishment and maintenance of accurate customer accounts and records, including assisting in processing changes in addresses and other customer information; and assist in processing purchase, exchange and redemption orders.

6.   Compensation and Expenses

          A. With respect to Shares which are sold with an initial sales charge, Smith Barney will retain such concessions from the public offering price as are specified in the Prospectus. With respect to Shares which are not sold with an initial sales charge, you will pay commissions to Smith Barney at such rates as you and Smith Barney may determine from time-to-time, consistent with this Agreement and as set for in the Prospectus. No concession will be paid to Smith Barney for the investment of dividends in additional shares. Consistent with the Prospectus and applicable law and regulation, from time-to-time you and Smith Barney may determine that Smith Barney will retain the full amount of initial sales charges and/or that you will pay Smith Barney additional compensation in connection with Smith Barney's sales of shares.
          B. If Smith Barney provides shareholder services pursuant to Paragraph 5 of this Agreement, you will pay Smith Barney ongoing service fees at such rates as you

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               and Smith Barney may determine from time-to-time. Such payments shall be consistent with applicable law and regulation and this Agreement and shall be subject to the terms and conditions set forth in the plan of distribution adopted under Rule 12b-1 under the 1940 Act (a "12b-1 Plan") by the relevant Fund. Your obligation to make payments to Smith Barney under this Subparagraph 6B shall survive any termination of this Agreement, and shall continue, subject to Section 15 hereof, so long as Smith Barney provides shareholder services described in Paragraph 5 of this Agreement to its customers who hold Shares.
          C. You will pay Smith Barney ongoing trail commission compensation with respect to holdings by Smith Barney of Shares of Funds with respect to which you pay such compensation generally to dealers, at such rates as you and Smith Barney may determine from time-to-time. Payments under this Subparagraph 6C may be in addition to the payment of service fees as described in Subparagraph 6B of this Agreement, and are subject to applicable law and regulation and this Agreement, and shall be subject to the terms and conditions, set forth in the 12b-1 Plan adopted by the relevant Fund. Your obligation to make payments to Smith Barney under this Subparagraph 6C shall survive any termination of this Agreement, and shall continue, subject to Section 15 hereof, so long as Smith Barney's customers maintain their investments in Shares.
          D. With respect to expenses not specifically addressed elsewhere in this Agreement, each party hereto will be responsible for the expenses it incurs in acting hereunder. Consistent with the Prospectus and applicable law and regulation, from time-to-time you and Smith Barney may determine that you will pay or reimburse Smith Barney for expenses it incurs in connection with selling Shares.

7. State Registration of Fund Shares. You agree to advise Smith Barney in writing on a current basis of the identity of those states and jurisdictions in which the Shares are registered or qualified for sale to the public.

8. NASD Regulation. Each party to this Agreement represents that it is a member of the National Association of Securities Dealers, Inc. ("NASD") and each party agrees to notify the other should it cease to be such a member. Termination of such membership shall terminate this Agreement and shall relieve you of your payment obligations under Paragraph 6 hereof. With respect to the sale of Shares hereunder, you and Smith Barney agree to abide by the Conduct Rules of the NASD, including but not limited to the following:

          A. Smith Barney shall not withhold placing customers orders for Shares so as to profit itself as a result of such withholding. Smith Barney shall not purchase any Shares from you other than for its own investment or to cover purchase orders already received by it from its customers.
          B. If any Shares purchased by Smith Barney are repurchased by the Fund which issued such Shares or by you for the account of that Fund, or are tendered for redemption, within seven (7) business days after confirmation by you of the original purchase order for such Shares, no compensation as set forth in Paragraph

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               6 above will be payable to Smith Barney with respect to such
               Shares, and Smith Barney will refund to you the full amount of any such compensation paid or allowed to it on the original sale. You agree to notify Smith Barney in writing of any such repurchase or redemption within ten (10) business days of the date on which the redemption is requested or Share certificates are tendered to you, the pertinent Fund or its transfer agent. Termination or cancellation of this Agreement will not relieve the parties from the requirements of this subparagraph.
          C. Neither party to this Agreement will, as principal, purchase any Shares from a customer at a price lower than the net asset value next determined by or for the Fund that issued such Shares. Nothing in this subparagraph shall prevent Smith Barney from selling Shares for a customer to you or to the Fund which issued such Shares at the net asset value then quoted by or for such Fund (less any applicable contingent deferred sales charge or other charges) and charging a fair commission or service fee for handling the transaction.
          D. Smith Barney shall be responsible for properly advising its customers as to the appropriate class of Shares in which to invest.

9. Suspension or Withdrawal of Offering. You reserve the right to suspend sales of Shares of any Fund or withdraw any offering of Shares entirely.

10. Provision of Materials. At your expense, you will furnish Smith Barney with current prospectuses and statements of additional information of the Funds (including any supplements thereto), periodic reports to Fund shareholders and marketing and other materials you have prepared relating to the Funds to be furnished to dealers generally, in such quantities as Smith Barney reasonably requests.

11. No Agency; Representations by Smith Barney Concerning the Funds. Smith Barney is not for any purpose employed or retained or authorized to act as broker, agent or employee of any Fund or, except for the limited purpose set forth in Paragraph 4, of you. Smith Barney and its agents and employees are not authorized to make any representations concerning the Funds or their Shares except those contained in or consistent with the Prospectus and such other written materials you provide relating to the Funds or other statements or representations, written or oral, which you furnish or make to Smith Barney about the Funds.

12. Prospectus Delivery. Smith Barney will provide each of its customers purchasing Shares with the pertinent prospectus(es) prior to or at the time of purchase. Smith Barney will provide any customer who so requests with the pertinent statement(s) of additional information.

13.  Liability and Indemnification

          A. You agree to be liable for, to hold Smith Barney, its officers, directors and employees harmless from and to indemnify each of them for any losses and costs arising from: (i) any of your actions, and the actions of your employees and

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               affiliates, relating to the sale of Fund shares, including but not limited to any statements or representations contained in any sales or other material relating to the Funds you or your affiliates provide to Smith Barney or any other statements or representations, written or oral, concerning the Funds that you, your employees and your affiliates make to Smith Barney, provided that, at the time Smith Barney provides such materials to its Customers, such material is reasonably believed by Smith Barney to be current; (ii) any material misstatement in or omission of a material fact from a Fund's current prospectus or statement of additional information; and (iii) any failure of any Fund or its Shares to be properly registered and available for sale under any applicable federal law and regulation or the laws and regulations of any state, any U.S. territory or the District of Columbia when you have represented to Smith Barney that the Fund and its Shares are so registered and qualified; and (iv) any of your actions, or the actions of your affiliates, relating to the processing of purchase, exchange and redemption orders and the servicing of shareholder accounts. You shall not be liable for any consequential damages.
          B. Smith Barney agrees to be liable for, to hold you, your officers, directors and employees harmless from and to indemnify them from any losses and costs arising from: (i) any statements or representations that Smith Barney or its employees make concerning the Funds that are inconsistent with either the pertinent Funds' current prospectus and statement of additional information or any other material you have provided or any other statements or representations, written or oral, you have made to Smith Barney relating to the Funds; (ii) any sale of Shares of a Fund where the Fund or its Shares were not properly registered or qualified for sale in any state, any U.S. territory or the District of Columbia, when you have indicated to Smith Barney that the Fund and its Shares were not properly registered and qualified; and (iii) any of Smith Barney's actions relating to the processing of purchase, exchange and redemption orders and the servicing of shareholder accounts. Smith Barney shall not be liable for any consequential damages.
          C. The provisions of this Paragraph 13 shall survive the termination of this Agreement.

14. Arbitration. If a dispute arises between you and Smith Barney with respect to this Agreement which the parties are unable to resolve themselves, it shall be settled by arbitration in accordance with the then-existing NASD Code of Arbitration Procedure ("NASD Code"). The parties agree, that to the extent permitted by the NASD Code, the arbitrator(s) shall be selected from the securities industry.

15. Miscellaneous. This Agreement shall be governed by the laws of New York State. This Agreement may be amended only upon the written agreement of both parties hereto, and may be terminated by either party on ten days' written notice to the other. If your payments 5 to Smith Barney under Subparagraphs 6B and/or 6C hereunder in whole or in part are financed by a Fund in accordance with its 12b-1 Plan, then with respect to such Fund this Agreement (a) is subject to annual approval by vote of such Fund's board of

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     directors or trustees and a majority of those directors/trustees who are not "interested persons" (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of the 12b-1 Plan adopted by such Fund or in any agreement related thereto ("Disinterested Directors") cast in person at a meeting called for the purpose of voting on such approval and (b) is terminable, without penalty, at any time by such Fund by a vote of a majority of the Disinterested Directors or by vote of the holders of a majority of the voting securities (as such term is defined in the 1940 Act) of such Fund upon 60 days' notice in writing to you. Smith Barney agrees to provide to you and each such Fund's board of directors or trustees such information as you and such Fund's board of directors or trustees may reasonably request in order to enable you and the board to fulfill the requirements of Rule 12b-1 and such Fund's 12b-1 Plan. In the event of the termination of such a 12b-1 Plan by a Fund's board of directors or trustees or shareholders, you and Smith Barney agree to negotiate in good faith with respect to whether and to what extent you will continue to make payments from your own resources to Smith Barney as required by Subparagraphs 6B and 6C hereunder. This Agreement constitutes the entire agreement between you and Smith Barney and supersedes all prior oral or written agreements (except for the Telephone Exchange Agreement dated October 14, 1993 between the parties) between you and Smith Barney and its predecessors relating to the sale of Shares.

     Sincerely,

     SMITH BARNEY INC.


     By: _____________________________________

     Dated: ___________________________________


     AGREED AND ACCEPTED:

     Distributor Name: ___________________________

     Fund Complex: _____________________________

     By: ______________________________________

     Dated: ___________________________________

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